Exhibit 99.3

805 King Farm Blvd.
Rockville, MD 20850 / USA
Nasdaq.com

Stanley Higgins

Senior Director

Listing Qualifications

The Nasdaq Stock Market LLC

+1 301 978 8041

By Electronic Delivery to: bnelson@identiv.com; lstreibel@identiv.com

November 17, 2015

Mr. Brian Nelson

Chief Financial Officer

Identiv, Inc.

39300 Civic Center Drive, Suite 140

Fremont, CA 94538

Re:	Identiv, Inc. (the “Company”) – Staff Determination

Nasdaq Symbol: INVE

Dear Mr. Nelson:

On May 21 and August 21, 2015, Staff notified the Company that it was delinquent in filing its Forms 10-Q for the periods ended March 31 and June 30, 2015, respectively (the Delinquent Reports”), and therefore did not comply with our Listing Rules for continued listing.1 On September 15, 2015, based on our further review, discussions with the Company, and the materials submitted on July 17 and August 14, 2015, Staff notified the Company that it had determined to grant an exception until October 15, 2015 to enable the Company to file all delinquent reports and regain compliance with the Rule. Based on Staff’s further review, additional discussions with the Company and supplementary information provided by the Company on September 30 and October 2, 2015, Staff granted the Company a further extension, until November 16, 2015, to enable the Company to file all delinquent reports and regain compliance with the Rule.

To date the Company has not filed the Delinquent Reports, and is now late in filing the Form 10-Q for the period ended September 30, 2015. As a result, Staff determined that the Company did not meet the terms of the exception. Accordingly, unless the Company requests an appeal of this determination as described below, trading of the Company’s Common Stock will be suspended from The Nasdaq Capital Market at the opening of business on November 27, 2015, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

[1]	Listing Rule 5250(c)(1) (the “Rule”).

Mr. Brian Nelson

November 17, 2015

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement by issuing a press release disclosing receipt of this letter and the Nasdaq Rule(s) upon which it is based.2 A copy of this announcement must be provided to Nasdaq’s MarketWatch Department at least 10 minutes prior to its release.3 In the event the Company does not make the required public announcement, trading in your securities will be halted.4

The Company may appeal Staff’s determination to a Hearings Panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. A request for a hearing regarding a delinquent filing will stay the suspension of the Company’s securities only for a period of 15 days from the date of the request.5 When the Company requests a hearing, it may also request a stay of the suspension, pending the hearing. The request should include an explanation of why an extended stay is appropriate. A Panel will review the request for an extended stay and notify the Company of its conclusion as soon as is practicable but in any event no later than 15 calendar days following the deadline to request the hearing.6

Requests for a hearing and for an extended stay should be submitted electronically through our Listing Center7, and must be received no later than 4:00 Eastern Time on November 24, 2015. Please note that if a request is not received by that date and time, trading in the Company’s shares will be suspended on the second business day following the deadline. The request for a hearing should be accompanied by confirmation of a wire transfer of the fee for a hearing. The fee for a hearing is $10,000. Please send your non-refundable hearing fee in accordance with instructions on the attached Hearing Fee Payment Form.

As part of Staff’s ongoing review or in response to any submissions the Company has made or will make, Staff may identify additional deficiencies under Nasdaq’s rules. The Company will be formally notified of any such additional deficiencies and the basis for them.

[2]	Listing Rule 5810(b).
[3]	The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure service available at www.NASDAQ.net. The facsimile numbers for Nasdaq’s Listing Qualifications and Hearings Departments are +1 301 978 4028 and +1 301 978 8080, respectively.
[4]	Listing Rule IM-5810-1
[5]	Listing Rule 5815(a)(1)(B).
[6]	In deciding whether to grant an extended stay, a Panel will consider the Company’s specific circumstances, including the likelihood that the filing can be made within any exception period that could subsequently be granted, the Company’s past compliance history, the reasons for the late filing, corporate events that may occur within the exception period, the Company’s general financial status, and the Company’s disclosures to the market.
[7]	To utilize our electronic form process, please create a user account, if you have not already done so. Once you create a user account, you can begin completing the Hearing Request Form. At any time, you may save your work and complete it at a later time. Upon submission, you will receive a confirmation email. Please note that prior to starting you will need the following company information: current trading symbol, Central Index Key (CIK) code or CUSIP.

Mr. Brian Nelson

November 17, 2015

Please use the link, “Hearing Requests & Process” on the attached chart for detailed information regarding the hearings process. If you would like additional information regarding the hearings process, please call the Hearings Department at +1 301 978 8203.

Listing Rule 5835 prohibits communications relevant to the merits of a proceeding under the Listing Rule 5800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate. In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Listing Rule 5835 will be strictly enforced.

If the Company does not appeal Staff’s determination to the Panel, the Company’s securities may be eligible to continue to be quoted on the OTC Bulletin Board or in the “Pink Sheets.” If you have any questions about such quotation please contact FINRA’s Compliance Unit at +1 240 386 5100.

If you have any questions, please contact Pamela Morris, Lead Analyst at, +1 301 978 8053.

Sincerely,